Exhibit 99.15

Maximum Amount Guarantee Agreement No.2006013-3

English Translation for Reference Purpose Only

Maximum Amount Guarantee Agreement

Contract No.: 2006013-3

No.: 0015203

Guarantor: Beijing New Oriental Education Technology (Group) Co., Ltd. (“Party A”)

Address: Haidian District Haidian Zhong Jie No. 6	Post Code: 100080

Organization Code/Personal Identification Card Number: 72636715-1

Legal Representative: Yu Minhong

Tel: 62605566	Fax: 62605511

Bank Name: Bank of Beijing Co., Ltd. Haidian Road Sub-branch

Bank Account: 0517900120105095625

Creditor: Bank of Beijing Co., Ltd. Haidian Road Sub-branch (“Party B”)

Address: Beijing City Haidian District Zhong Guan Cun Da Jie No.22

Post Code: 100080

Organization Code: 00198972-8

Legal Representative/Person in Charge: Zhang Zhiqi

Tel: 62628341	Fax: 62628345

Bank Name:	Bank Account:

Party A will voluntarily provide guarantee for all the credit under the Credit Facility Agreement (No.0015203, the “Main Contract”) entered into by and between Beijing Haidian District Private-Funded New Oriental School (the “Debtor”) and Party B.

According to the relevant laws, regulations and rules, the parties agree to enter into this Agreement based on good faith doctrine and principle of equality and voluntariness.

Section One Type of Guarantee

Article 1 The type of guarantee in this Agreement is joint and several guarantee.

Exhibit 99.15

Maximum Amount Guarantee Agreement No.2006013-3

English Translation for Reference Purpose Only

Section Two Category and Amount of Principal Credit, Scope of Guarantee

Article 2 The category and amount of principal credit guaranteed by Party A means that under the Main Contract. Credit Line in the Main Contract is Renminbi [*] (RMB [*]). Among such amount:

(1)	RMB: [*] yuan (¥[*]);

(2)	Foreign Currency: ( , equivalent of US dollars).

Article 3 The range of guarantee under this Agreement is comprised of principal of credit, interest of credit (including fine of interest and compound interest), fine for breach of contract, compensation for damages, expense for realization of creditor’s right (including without limitation, expense for litigation, lawyers, travel, etc.) and other payable expense.

Section Three Effective Term of Credit Line and Period of Guarantee

Article 4 The valid term of the General Credit Line is two years, commencing from February 5, 2006 to February 4, 2008.

Article 5 The period during which the Debtor should satisfy its obligations (“Debtor Obligation Period”) is determined by provisions under each of Specific Business Contract, loan certificates or agreements under the Main Contract.

Article 6 The period of guarantee borne by Party A hereunder is two years, commencing from the expiry date of the Debtor Obligation Period.

The period of guarantee under each of Specific Business Contract, loan certificates or agreements and other legal documents should be calculated separately in accordance with the provision above.

Exhibit 99.15

Maximum Amount Guarantee Agreement No.2006013-3

English Translation for Reference Purpose Only

If the principal debt becomes mature in advance due to relevant laws and regulations or as provided in the Main Contract, such maturity date should be the deadline for the Debtor to perform its obligations.

Section Four Representations and Warranties

Article 7 Party A represents as follows:

7.1 Party A is a legal person legally existing in accordance with PRC laws, has civil competence necessary to sign and implement this Agreement, and has independent ability to take the legal responsibility.

7.2 Party A understands and agrees on the content of the Main Contract. Party A will voluntarily provide the guarantee for the Debtor under the Main Contract, and Party A’s express of will under this Agreement is true.

7.3 Party A represents that the relevant explanation of its credit, financing statements and other materials are true, entire, legal and valid.

7.4 There are no legal actions or arbitration proceedings before any court or governmental agency which would be reasonably expected to materially and adversely affect the competence of guarantee of Party A, when Party A representations and warranties in this Agreement.

7.5 If Party A splits, merges, dissolves or engages in other actions, the rights and obligations of Party A under this Agreement is succeeded by the successor in accordance with the laws.

Exhibit 99.15

Maximum Amount Guarantee Agreement No.2006013-3

English Translation for Reference Purpose Only

Article 8 Party B’s represents as follows:

8.1 When the period during which the Debtor should satisfy its obligations under the Main Contract, Specific Business Contracts or loan receipts expires, if the Debtor has not repaid its debt, Party B will be entitled to request Party A to be jointly and severally liable within the range of guarantee under this Agreement.

8.2 If any third party does harm to the rights of Party B under this Agreement, Party B will be entitled to submit to the court.

Section Five Rights and Obligations of Each Party

Article 9 The rights and obligations of Party A are as follows:

9.1 Party A is responsible for providing to Party B the relevant documents to prove its legal qualification.

9.2 Party A is responsible for providing to Party B the financing statements or other relevant materials to prove its credit.

9.3 If the Debtor repays all the principal, interest and expense of the Consumed Credit, the liability of guarantee of Party A under this Agreement will be automatically terminated.

9.4 If the Debtor cannot repay the debt on time (including the circumstance that the repayment term matures in advance as provided in the Main Contract), Party A shall repay all the debt under the Main Contract within 3 working days upon the receipt of Party B’s written request.

Exhibit 99.15

Maximum Amount Guarantee Agreement No.2006013-3

English Translation for Reference Purpose Only

9.5 During the validity period of the Main Contract, Party A shall in addition to taking actions to satisfy its obligations under the guarantee, notify Party B within 3 working days of the occurrence of following events:

(1) Party A is involved in legal actions, arbitration proceedings or other matters that may affect its ability of providing guarantee;

(2) Party A changes its company name, legal address or legal representative;

(3) Party A is involved in merger, acquisition, share reorganization, subcontract, lease, assets transfer, co-operation, investment, application for suspension for internal rectification, application for dissolving, application for bankruptcy, etc.

9.6 During the term of guarantee, Party B may assign its Creditor’s rights under the Main Contract any third party without Party A’s consent, and Party A shall still assume the responsibility of providing guarantee under this Agreement.

Article 10 Rights and Obligations of Party B are as follows:

10.1 Party B is entitled to request Party A to provide the relevant documents to prove its legal qualification.

10.2 Party B is entitled to request Party A to provide the financing statements or other materials to prove Party A’s credit.

10.3 Party B is entitled to inspect and check the business operation and assets of Party A, and Party A shall assist in such inspection and check, and shall provide the relevant materials to Party B promptly.

10.4 Party B is entitled to request Party A to satisfy the guarantee under this Agreement in the manner provided, if the Debtor has not repaid the debt on the expiry date of Debtor Obligation Period as specified in the Main Contract, including when the principal debt matures in advance as provided for in the Main Contract.

Exhibit 99.15

Maximum Amount Guarantee Agreement No.2006013-3

English Translation for Reference Purpose Only

10.5 If Party A does not implement in accordance with Article 9.4 under this Agreement, Party B is entitled to directly deduct the money from Party A’s accounts opened at any branch of Bank of Beijing, or dispose of Party A’s assets or rights of assets which are legally occupied by Party B in order to realize the credit.

10.6 If the Debtor in the Main Contract and Party B agree to modify the Main Contract without Party A’s consent, Party A shall be not exempted from the liability of guarantee under this Agreement, as long as such modification does not increase the amount of guarantee of Party A or the period during which Credit Line is extended.

10.7 During the term of this Agreement, if the People’s Bank of China adjusts the interest rate or the regulations regarding the interest rate, or modify the regulations of relevant collecting method of interest fee, which will be applicable to the debt (including contingent debt) in accordance with the Main Contract, Specific Business Contract, loan certificates or loan agreement and other relevant legal documents, such relevant regulations of the People’s Bank of China will be applicable, and will be not deemed as the modification to the Main Contract and this Agreement. Under such circumstance, Party A shall take the responsibility of guarantee under this Agreement without Party B’s notice.

10.8 Unless otherwise set forth in this Agreement, Party A shall repay to Party B for implementing the liability of guarantee as follows in the sequence specified:

(1)	expenses for realization of credit;

(2)	compensation for damages;

(3)	fine for breach of contract;

(4)	compound interest of the Principal Credit;

(5)	penalty interest or fine for overdue Principal Credit;

(6)	interest or expense of the Principal Credit;

(7)	principal of the Principal Credit.

10.9 Any third party shall take the joint and several guarantee, if it intends to provide the guarantee for the Debtor Specified Business Contracts, loan certificates or agreements. Party B is entitled to request any guarantor to implement the repayment obligation.

Exhibit 99.15

Maximum Amount Guarantee Agreement No.2006013-3

English Translation for Reference Purpose Only

Section Six Liabilities for Breach of Contract

Article 11 Upon the effectiveness of this Agreement, Party A and B shall each perform its obligations under this Agreement. Any party shall be liable for its non-performance or partial performance of its obligations under this Agreement or breach of its representations and warranties hereunder and compensate the other Party any loss caused by such breach of contract.

Section Seven Force Majeure

Article 12 If Party A could not implement its obligations under this Agreement arising out of a Force Majeure event, Party A shall notice Party B within 3 working days and provide the written certificate issued by the local organization for notarization since the events of Force Majeure happened.

Party A undertakes that any modification, which is necessarily made due to a Force Majeure event, will neither exempt or affect Party A’s obligations and liabilities under this Agreement, nor materially or adversely affect Party B’s rights under this Agreement.

Section Eight Dispute Resolution

Article 13 Any dispute arising out of this Agreement shall firstly be solved by negotiation between Parties. In the event that Parties fail to agree on any solution, any Party has the right to submit such dispute to the court as specified in the Main Contract.

Section Nine Execution, Alternation and Termination of This Agreement

Article 14 This Contract should be executed by the legal representatives/ responsible person or authorized representative of each Party with company’s seal affixed.

Exhibit 99.15

Maximum Amount Guarantee Agreement No.2006013-3

English Translation for Reference Purpose Only

Article 15 This Contract is independent from the Main Contract and will not become invalid due to the invalidity of the Main Contract. Party A will take joint and several liability for Debtor’s obligations arising from the invalidity of the Main Contract.

Article 16 Upon the effectiveness of this Agreement, any Party shall not modify or early terminate this Agreement in its own discretion. If such modification or termination is necessary, the Parties shall negotiate with each other and agree to the written agreement.

Section Ten Appendices

Article 17 The Appendices of this Agreement include: N/A.

Article 18 The Appendices of this Agreement are integral parts of this Agreement, and has the same legal effect as this Agreement.

Section Fifteen Miscellaneous

Article 19 Any notice in this Agreement shall be deemed delivered (1) if it is sent by telex and fax, when it is sent; (2) if it is sent by mail, 3 days after the mail has been sent.

Article 20 Other provisions as agreed by the Parties: N/A.

Article 21 The terms used herein such as the Creditor, Specific Business Contract have the same meanings as provided in the Main Contract.

Exhibit 99.15

Maximum Amount Guarantee Agreement No.2006013-3

English Translation for Reference Purpose Only

Unless necessarily set forth in this Agreement, the term Main Contract refers to all the legal document including the Credit Facility Agreement as well as the Specific Business Contract, loan certificates or loan agreements and other legal documents entered into in accordance with the Credit Facility Agreement.

Article 22 Any matter not stipulated in this Agreement should be discussed and agreed upon by written agreement.

Article 23 This Agreement will be executed in three originals, each of Party A, Party B and the Debtor will keep one and each of these originals should have the same legal effect.

Article 24 This Agreement is executed by the Parties on February 5, 2006 in Haidian District, Beijing.

Party A and Company Seal: Beijing Haidian District Private-Funded New Oriental School

Legal Representative or authorized representatives (signature): /s/ Yu Minghong

Party B and Company Seal: Bank of Beijing Co., Ltd. Haidian Road Sub-branch

Legal Representative or authorized representatives (signature): /s/ Zhang Zhiqi